                                                                    EXHIBIT 12.1

                              EASTERN ENTERPRISES

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)

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
                                                                            NINE MONTHS
                                                                          ENDED SEPTEMBER
                                   YEAR ENDED DECEMBER 31,                      30,
                         -----------------------------------------------  ----------------
                           1997      1996      1995      1994     1993     1998     1997
                         --------  --------  --------  --------  -------  -------  -------
Pretax earnings......... $ 82,870  $102,249  $ 89,805  $ 68,520  $48,979  $60,420  $55,720
Less: Capitalized
 interest...............     (636)     (570)     (591)     (969)  (1,211)    (315)    (414)
Plus: Fixed charges.....   44,408    44,868    49,158    48,694   44,847   29,358   33,410
                         --------  --------  --------  --------  -------  -------  -------
  Adjusted earnings..... $126,642  $146,547  $138,372  $116,245  $92,615  $89,463  $88,716

Fixed charges:
  Interest reported..... $ 37,411  $ 37,290  $ 41,273  $ 41,001  $37,741  $24,495  $27,814
  Interest capitalized..      636       570       591       969    1,211      315      414
  Fuel clause interest..    2,452     2,120     2,480     2,061    1,532    1,576    1,813
  Interest element of
   lease rental payments
   ( 1/3)...............    3,909     4,888     4,814     4,663    4,363    2,972    3,369
                         --------  --------  --------  --------  -------  -------  -------
                         $ 44,408  $ 44,868  $ 49,158  $ 48,694  $44,847  $29,358  $33,410
  Fixed charge
   coverage.............      2.9       3.3       2.8       2.4      2.1      3.0      2.7
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